EXHIBIT 99.1

NEWS RELEASE
For Release on January 29, 2009	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Third Quarter FY09 Profit

San Ramon, CA - Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit of $349,000 or $0.07 per fully diluted share for the quarter ended December 27, 2008.  This compares with a net profit of $31,000 or $0.01 per fully diluted share for the same period a year ago.  Net sales increased 3% to $5,099,000 in the third quarter of fiscal 2009 compared to $4,953,000 in the third quarter of fiscal 2008.  Operating expenses increased 5% or $95,000 in the third quarter of fiscal 2009 over fiscal 2008.

Orders improved 93% in the third quarter of fiscal 2009 to $9,461,000 from $4,905,000 for the third quarter of fiscal 2008.  Our book-to-bill ratio was 1.86 for the third quarter of fiscal 2009 compared to .99 in the same period a year ago.  Orders also improved for the nine months ended December 27, 2008 to $16,774,000 compared to $13,636,000 for the same period of fiscal 2008.

Net loss for the nine months ended December 27, 2008 was $713,000 or $0.15 per fully diluted share compared with a net profit of $311,000 or $0.06 per fully diluted share for the same period last year.  Net sales decreased 14% to $12,276,000 in the nine month period ended December 27, 2008 compared to $14,232,000 for the same period a year ago.  Operating expenses increased 3% or $154,000 in the first nine months of fiscal 2009 over fiscal 2008.  Also included in the $311,000 net profit for the nine month period ended December 29, 2007 was a one time restructuring charge of $80,000 or $0.02 per fully diluted share in severance costs.

Income from discontinued operations for the nine month period ended December 27, 2008 was $75,000.  This resulted from the foreclosure and resale of the Dymatix assets to a third party.  During the nine month period ended December 29, 2007, the Company recorded $34,000 as income on discontinued operations primarily due to a payment of a previously written off asset.

Backlog at quarter end was $12.0 million (approximately $8.9 million is shippable within one year) as compared to $7.8 million (approximately $4.5 million was shippable within one year) at the end of the third quarter of the prior year.

Cash and cash equivalents at December 27, 2008 were $2,113,000 compared to $1,577,000 as of September 27, 2008.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results.  To participate in the call, dial (866) 551-3680, and enter Access Code 5324530#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of January 29, 2009 only.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.

This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)	December 27, 2008	March 29, 2008
Assets
Current assets
Cash and cash equivalents	$2,113	$1,845
Trade accounts receivable, net of allowance of $156 and $93,
respectively	2,043	2,693
Inventories, net	5,012	5,008
Prepaid expenses and other current assets	337	383
Total current assets	9,505	9,929

Property and equipment, net	344	400
Other assets	16	32
Total assets	$9,865	$10,361

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$647	$649
Accrued commissions	172	181
Accrued payroll and benefits	544	526
Accrued warranty	187	190
Customer advances	765	646
Reserve for lease obligations	183	247
Current portion of capital lease obligation	16	---
Other current liabilities	363	359
Total current liabilities	2,877	2,798
Long term obligations	136	171
Total liabilities	3,013	2,969

Commitments

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at
December 27, 2008 and March 29, 2008	---	---
Common stock of no par value;
Authorized 40,000,000 shares; 4,824,021 shares at
December 27, 2008 and 4,824,021 at March 29, 2008
issued and outstanding	13,571	13,398
Accumulated deficit	(6,719)	(6,006)
Total shareholders’ equity	6,852	7,392
Total liabilities and shareholders’ equity	$9,865	$10,361

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Nine Months Ended
(In thousands except per share data)	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007

Net sales	$5,099	$4,953	$12,276	$14,232

Cost of sales	2,679	2,904	7,121	8,158
Gross profit	2,420	2,049	5,155	6,074

Engineering	479	520	1,557	1,620
Selling, general and administrative	1,590	1,454	4,391	4,094
Restructuring	---	---	---	80
Total operating expenses	2,069	1,974	5,948	5,794

Operating income (loss) from
continuing operations	351	75	(793)	280

Other expense	---	30	---	30
Interest (expense) income, net	(2)	6	7	29
Income (loss) from continuing operations before income taxes	349	51	(786)	279
Provision for income taxes	---	---	2	2
Income (loss) from continuing operations	349	51	(788)	277
Income (loss) on discontinued operations, net of income taxes	---	(20)	75	34
Net income (loss)	$349	$31	$(713)	$311

Basic and diluted net earnings (loss) per share:
From continuing operations	$0.07	$0.01	$(0.16)	$0.05
On discontinued operations	---	(0.00)	0.01	0.01
Basic and diluted net earnings (loss) per share	$0.07	$0.01	$(0.15)	$0.06

Shares used in per share calculation:
Basic	4,824	4,814	4,824	4,811
Diluted	4,824	4,913	4,824	4,884